As filed with the Securities and Exchange Commission on May 21, 1997

                                                            Registration No.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                D.R. HORTON, INC.
                Co-Registrants are listed on the following page.
             (Exact name of registrant as specified in its charter)


         Delaware                                 75-2386963
 (State or other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)
                                                  Charles N. Warren
                                                Senior Vice President
                                                  and General Counsel

  1901 Ascension Blvd., Suite 100        1901 Ascension Blvd., Suite 100
      Arlington, Texas 76006                 Arlington, Texas 76006
          (817) 856-8200                         (817) 856-8200
(Address, including zip code, and       (Name, address, including zip code, and
telephone number, including area code,  telephone number, including area code,
of registrant's principal executive           of agent for service)
offices)

 The Commission is requested to mail copies of all orders,notices and communications to:
                             Irwin F. Sentilles, III
                           Gibson, Dunn & Crutcher LLP
                          1717 Main Street, Suite 5400
                               Dallas, Texas 75201
                                 (214) 698-3100

    Approximate  date of  commencement of proposed sale to  the   public:
    From  time  to  time   after  this Registration Statement becomes effective.
                               ------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ------------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================

          Title of each class of             Proposed maximum aggregate       Amount of
         securities to be registered              offering price (1)       registration fee
-------------------------------------------  --------------------------   ------------------
Debt Securities, Preferred Stock (par value
$.10 per share) and Common Stock (par
value $.01 per share)(2)....................         $250,000,000              $75,758

============================================ ==========================   ==================

(1) Exclusive of accrued interest and dividends, if any, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) Includes guarantees (if any) of Debt Securities by Co-Registrants, who are direct and indirect subsidiaries of Registrant.


                               ------------------

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

         The following direct and indirect subsidiaries of Registrant may guarantee the Debt Securities and are Co-Registrants under this Registration Statement.


                                                                 Jurisdiction of
         Name of                                                 Incorporation                   I.R. S. Employer
         Co-Registrant                                           or Organization                 Identification No.
         -------------                                           ---------------                 ------------------
         DRHI, Inc.                                                 Delaware                       75-2433464
         Meadows I, Ltd.                                            Delaware                       75-2436082
         Meadows II, Ltd.                                           Delaware                       51-0342206
         Meadows III, Ltd.                                          Delaware                       51-0342207
         Meadows IX, Inc.                                           New Jersey                     75-2684821
         Meadows X, Inc.                                            New Jersey                     75-2684823
         D.R. Horton, Inc. - Minnesota                              Delaware                       75-2527442
         D.R. Horton, Inc. - Greensboro                             Delaware                       75-2599897
         D.R. Horton, Inc. - Birmingham                             Alabama                        62-1666398
         D.R. Horton, Inc. - New Jersey                             Delaware                       75-2665362
         D.R. Horton, Inc. - Torrey                                 Delaware                       75-2689997
         DRH New Mexico Construction, Inc.                          Delaware                       75-2640198
         DRH Construction, Inc.                                     Delaware                       75-2633738
         D.R. Horton, Inc. - Albuquerque                            Delaware                       75-2636512
         D.R. Horton, Inc. - Denver                                 Delaware                       75-2666727
         D.R. Horton Denver Management Company, Inc.                Colorado                       75-2672969
         D.R. Horton Denver No. 10, Inc.                            Colorado                       75-2673541
         D.R. Horton Denver No. 11, Inc.                            Colorado                       75-2673542
         D.R. Horton Denver No. 12, Inc.                            Colorado                       75-2673543
         D.R. Horton Denver No. 13, Inc.                            Colorado                       75-2673544
         D.R. Horton Denver No. 14, Inc.                            Colorado                       75-2673545
         D.R. Horton Denver No. 15, Inc.                            Colorado                       75-2673548
         D.R. Horton Denver No. 16, Inc.                            Colorado                       75-2673559
         D.R. Horton Denver No. 17, Inc.                            Colorado                       75-2673560
         D.R. Horton Denver No. 18, Inc.                            Colorado                       75-2673561
         D.R. Horton San Diego No. 9, Inc.                          California                     75-2589292
         D.R. Horton San Diego No. 10, Inc.                         California                     75-2548255
         D.R. Horton San Diego No. 11, Inc.                         California                     75-2548258
         D.R. Horton San Diego No. 12, Inc.                         California                     75-2548261
         D.R. Horton San Diego No. 13, Inc.                         California                     75-2554799
         D.R. Horton San Diego No. 14, Inc.                         California                     75-2554800
         D.R. Horton San Diego No. 15, Inc.                         California                     75-2603930
         D.R. Horton San Diego No. 16, Inc.                         California                     75-2603931
         D.R. Horton San Diego No. 17, Inc.                         California                     75-2603933
         D.R. Horton San Diego No. 18, Inc.                         California                     75-2617777
         D.R. Horton San Diego No. 19, Inc.                         California                     75-2660254
         D.R. Horton San Diego No. 20, Inc.                         California                     75-2673562
         D.R. Horton San Diego No. 21, Inc.                         California                     75-2684017
         D.R. Horton San Diego Holding Company, Inc.                California                     75-2589293
         D.R. Horton Los Angeles No. 9, Inc.                        California                     75-2589296
         D.R. Horton Los Angeles No. 10, Inc.                       California                     75-2603934
         D.R. Horton Los Angeles No. 11, Inc.                       California                     75-2603935
         D.R. Horton Los Angeles No. 12, Inc.                       California                     75-2614860
         D.R. Horton Los Angeles No. 13, Inc.                       California                     75-2627816
         D.R. Horton Los Angeles No. 14, Inc.                       California                     75-2627819
         D.R. Horton Los Angeles No. 16, Inc.                       California                     75-2684019
         D.R. Horton Los Angeles No. 17, Inc.                       California                     75-2697241
         D.R. Horton Los Angeles Holding Company, Inc.              California                     75-2589298
         D.R. Horton Los Angeles Management Company, Inc.           California                     75-2589287
         D.R. Horton San Diego Management Company, Inc.             California                     75-2589285
         S. G. Torrey Atlanta, Ltd.                                 Georgia                        58-1738756
         SGS Communities at Grande Quay, LLC                        New Jersey                     22-3481784
         D.R. Horton Management Company, Ltd                        Texas                          75-2436079
         D.R. Horton - Texas, Ltd.                                  Texas                          75-2491320
         D.R. Horton - Royalty, Ltd.                                Texas                          75-2514117

                                                            ii

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                     SUBJECT TO COMPLETION, DATED May 21, 1997
PROSPECTUS
                                  $250,000,000
                                D.R. Horton, Inc.
                                  Custom Homes

                        Debt Securities, Preferred Stock
                                       and
                                  Common Stock

                               ------------------


         D.R. Horton, Inc., a Delaware corporation (the "Company"), may offer and issue from time to time (i) its debt securities ("Debt Securities"),which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, (ii) shares of its Preferred Stock, par value $.10 per share ("Preferred Stock"), or (iii) shares of its Common Stock, par value $.01 per share ("Common Stock"). The Debt Securities, Preferred Stock and Common Stock are herein collectively referred to as the "Securities". The Securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately. Debt Securities or Preferred Stock may be exchangeable for or convertible into shares of Common Stock. The aggregate offering price of the Securities will not exceed $250,000,000.

         Certain terms of any Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement including, without limitation, the specific designation, aggregate principal amount, purchase price, currency of payment, denomination, maturity, interest rate (which may be fixed or variable) and time of payment of interest (if any), guarantees thereof (if any), terms (if any) for the subordination, redemption, purchase or conversion thereof, listing (if any) on a securities exchange, additional or different covenants and events of default, and any other material terms of the Debt Securities. Certain terms of any Preferred Stock in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement including, without limitation, the specific designation, number of shares, liquidation preference, purchase price, dividends, voting, redemption and conversion provisions (if any), any listing on a securities exchange and any other material terms of the Preferred Stock. The purchase price of any Common Stock in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

         The Company's Common Stock is listed on the New York Stock Exchange under the symbol DHI.

                               ------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


         The Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. Certain terms of any offering and sale of the Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares to be purchased, the purchase price of the Securities, the proceeds to the Company from such sale and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents will also be set forth in an accompanying Prospectus Supplement.

         This Prospectus may not be used to consumate sale of securities unless accompanied by the applicable Prospectus Supplement.

                  THE DATE OF THIS PROSPECTUS IS MAY ____, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Room 3190, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material is also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. For further information with respect to the Company and such Securities, reference is made to the
Registration Statement, including the documents and exhibits filed or incorporated as a part thereof. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1996 and March 31, 1997, the Company's Current Report on Form 8-K dated March 13, 1997, and pages two through seven ("Election of Directors" through "Executive Compensation-Compensation Committee Interlocks and Insider Participation") and page eleven ("Executive Compensation-Transactions with Management") contained in the Company's Proxy Statement dated December 20, 1996, relating to the 1997 Annual Meeting of Stockholders, are incorporated into this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in the information contained in this Prospectus). All such requests should be addressed to: D.R. Horton, Inc., 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, Attention: Chief Financial Officer (telephone (817) 856-8200).

         CERTAIN PERSONS PARTICIPATING IN ANY OFFERING OF SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF SUCH SECURITIES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

                                   THE COMPANY

         The Company is a national homebuilder constructing and selling single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and Western regions of the United States. The Company offers high-quality homes with custom features, designed principally for the entry level and move-up market segments. The Company's homes generally range in size from 1,000 to 5,000 square feet and in price from $80,000 to $600,000, with an average selling price of $166,600 for the year ended September 30, 1996, and $167,800 for the six months ended March 31, 1997.

         The Company is one of the most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 27 markets. These markets are Albuquerque, Atlanta, Austin, Birmingham, Charlotte, Chicago, Cincinnati, Dallas/Fort Worth, Denver, Greensboro, Greenville, Houston, Kansas City, Las Vegas, Los Angeles, Minneapolis/St. Paul, Nashville, North Central New Jersey, Orlando, Pensacola, Phoenix, Raleigh/Durham, Salt Lake City, San Diego, South Florida, St. Louis and suburban Washington, D.C.

         The Company was incorporated in Delaware on July 1, 1991, to acquire all of the assets and businesses of 25 predecessor companies, which were residential home construction and development companies owned or controlled by Donald R. Horton. The Company's principal executive offices are located at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, and its telephone number is
(817) 856-8200.

                                 USE OF PROCEEDS

         Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including, among other things, development of new residential properties, acquisition of residential development properties and/or other homebuilding companies and repayment of existing indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's historical ratio of earnings to fixed charges for the five years ended September 30, 1996, and the six months ended March 31, 1996 and 1997:
                                                                       Six
                         Year ended                                months ended
                       December 31,    Year ended September 30,      March 31,
                       ------------   --------------------------     ---------

                           1992       1993(1)  1994   1995  1996     1996  1997
                           ----       -------  ----   ----  ----     ----  ----
Ratio (2).............     7.41        6.64    4.46   3.43  3.68     2.83  3.03
                           ====        ====    ====   ====  ====     ====  ====



         (1)      In 1993, the Company  changed to a fiscal year ended September
                  30. The ratio for the twelve months ended September 30, 1993, is presented for purposes of comparison.

         (2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes, interest amortized to cost of sales, interest expense and the portion of rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                         DESCRIPTION OF DEBT SECURITIES

         The following sets forth certain general terms and provisions of each Indenture under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

         The Debt Securities are to be issued under one or more Indentures, as amended or supplemented from time to time (the "Indenture"), to be entered into between the Company, the Guarantors (as defined below), if any, and a Trustee chosen by the Company and qualified to act as such under the Trust Indenture Act of 1939, as amended (the "TIA") (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The forms of Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information". The Indentures are subject to, and governed by, the TIA. The Company will execute an Indenture if and when the Company issues any Debt Securities. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures (including those terms made a part of the Indenture by reference to the TIA) and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures. References below to an "Indenture" are deemed to constitute a reference to the applicable Indenture under which a particular series of Debt Securities is issued.

General

         The Debt Securities will be unsecured obligations of the Company. The Debt Securities may be issued in one or more series. Specific terms of each series of Debt Securities will be contained in authorizing resolutions or a supplemental indenture relating to that series. There will be Prospectus Supplements relating to particular series of Debt Securities. Each Prospectus Supplement will describe, as to the Debt Securities to which it relates: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of a series of Debt Securities which may be issued; (iii) the date or dates on which principal of the Debt Securities will be payable and the amount of principal which will be payable; (iv) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date; (v) the currency or currencies in which principal, premium, if any, and interest, if any, will be paid; (vi) the place or places where principal, premium, if any, and interest, if any, on the Debt Securities will be payable and where Debt Securities which are in registered form can be presented for registration of transfer or exchange and the identification of any depositary or depositaries for any global debt securities; (vii) any provisions regarding the right of the Company to redeem or purchase Debt Securities or of holders to require the Company to redeem Debt Securities; (viii) the right, if any, of holders of the Debt Securities to convert them into stock or other securities of the Company, including any provisions intended to prevent dilution of the conversion rights or otherwise; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Debt Securities or a purchase fund which will be used to purchase Debt Securities;
(x) the percentage of the principal amount at which Debt Securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the Debt Securities which is payable if maturity of the Debt Securities is accelerated because of a default; (xi) the terms, if any, upon which Debt Securities may be subordinated to other indebtedness of the Company; (xii) any additions to, modifications of or deletions from the terms of the Debt Securities with respect to Events of Default or covenants or other provisions set forth in the Indenture; and (xiii) any other material terms of the Debt Securities, which may be different than the terms set forth in this Prospectus.

         Each Prospectus Supplement will describe, as to the Debt Securities to which it relates, any guarantees (the "Guarantees") by certain direct and indirect subsidiaries of the Company which may guarantee the Debt Securities (the "Guarantors"), including the terms of subordination (if any) of any such Guarantee.

Events of Default and Remedies

         An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being default in payment of the principal of or premium, if any, on any of the Debt Securities of such series; default for 30 days in payment of any installment of interest on any Debt Security of such series; default by the Company or any Guarantor for 60 days after notice in the observance or performance of any other covenants in the Indenture relating to such series; and certain events involving bankruptcy, insolvency or reorganization of the Company or certain Guarantors. The Indenture provides that the Trustee may withhold notice to the holders of any series of Debt Securities of any default (except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so.

         The Indenture provides that if any Event of Default has occurred and is continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than 25% in principal amount of such series of Debt Securities then outstanding may declare the principal of all the Debt Securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the Debt Securities of such series then outstanding by written notice to the Trustee and the Company may waive any Event of Default (other than any Event of Default in payment of principal or interest) with respect to such series of Debt Securities. Holders of a majority in principal amount of the then outstanding Debt Securities of any series may rescind an acceleration with respect to such series and its consequences (except an acceleration due to nonpayment of principal or interest on such series) if the rescission would not conflict with any judgement or decree and if all existing Events of Default with respect to such series have been cured or waived.

         The holders of a majority in principal amount of the Debt Securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with respect to such series, subject to certain limitations specified in the Indenture.

Defeasance of Indenture

         The Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture as they relate to any particular series of Debt Securities, other than the obligation to pay interest, if any, on and the principal of the Debt Securities of such series and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Debt
Securities of such series to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

         In addition, the Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture as they relate to any particular series of Debt Securities (including the obligations to pay interest, if any, on and the principal of the Debt Securities of such series and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Debt Securities of such series to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

Transfer and Exchange

         A holder will be able to transfer or exchange Debt Securities only in accordance with the provisions of the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

Amendment, Supplement and Waiver

         Subject to certain exceptions, the Indenture, the Debt Securities or the Guarantees of a particular series may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Debt Securities) of the holders of at least a majority in principal amount of the Debt Securities of such series then outstanding, and any existing Default under, or compliance with any provision of the Indenture relating to a particular series of Debt Securities may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of such Debt Securities) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Debt Securities) of the holders of a majority in principal amount of the Debt Securities of such series then outstanding. Without the consent of any holder, the Company and the Trustee may amend or supplement the Indenture, the Debt Securities or the Guarantees to cure any ambiguity, defect or inconsistency; to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; to make any change that does not adversely affect the legal rights of any holder; to create a series and establish its terms; or to delete a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable on its Guarantee.

         Without the consent of each holder affected, the Company may not (i) reduce the amount of Debt Securities of such series whose holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest, (iii) reduce the principal of or change the fixed maturity of any Debt Security or alter the provisions with respect to redemptions or mandatory offers to repurchase Debt Securities pursuant to certain covenants set forth in the Indenture, (iv) make any Debt Security payable in money other than that stated in the Debt Security, (v) modify the ranking or priority of the Debt Securities or any Guarantee, (vi) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or (vii) waive a continuing default in the payment of principal of or interest on the Debt Securities.

         The right of any holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any Debt Securities with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to holders in accordance with the terms of the Indenture.

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

         The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

         The Indenture, the Debt Securities and the Guarantees will be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock is 100,000,000 shares of Common Stock, $.01 par value, and 30,000,000 shares of Preferred Stock, $.10 par value. At May 12, 1997, 37,222,841 shares of Common Stock and no shares of Preferred Stock were outstanding.

Preferred Stock

         The Preferred Stock may be issued in series with any rights and preferences which may be authorized by the Company's Board of Directors. There will be Prospectus Supplements relating to particular series of Preferred Stock. Each Prospectus Supplement will describe, as to the Preferred Stock to which it relates: (i) the title of the Preferred Stock; (ii) any limit upon the number of shares of the series of Preferred Stock which may be issued; (iii) the preference, if any, to which holders of the series of Preferred Stock will be entitled upon liquidation of the Company; (iv) the date or dates on which the Company will be required or permitted to redeem the Preferred Stock; (v) the terms, if any, on which the Company or holders of the Preferred Stock will have the option to cause the Preferred Stock to be redeemed or purchased; (vi) the voting rights, if any, of the holders of the Preferred Stock; (vii) the dividends, if any, which will be payable with regard to the series of Preferred Stock (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative); (viii) the right, if any, of holders of the Preferred Stock to convert it into another class of stock or securities of the Company, including provisions intended to prevent dilution of those conversion rights; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Preferred Stock or a purchase fund which will be used to purchase Preferred Stock; and (x) any other material terms of the Preferred Stock.

Common Stock

         Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors of the Company. Holders of Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after the payment of all creditors and liquidation preferences of Preferred Stock, if any. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. There will be a Prospectus Supplement relating to any offering of Common Stock offered by this Prospectus. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

         The Company currently has the following provisions in its charter or bylaws which could be considered to be "anti-takeover" provisions: (i) an article in its charter prohibiting stockholder action by written consent; (ii) an article in its charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock to remove a director; (iii) a bylaw limiting the persons who may call special meetings of stockholders to the Board of Directors or a committee thereof so empowered by the Board, the bylaws or by law; and (iv) a bylaw providing time limitations for nominations for election to the Board of Directors or for proposing matters which can be acted upon at stockholders' meetings. These provisions may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director. Additionally, the issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of the Company or by certain employee stock plans); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company (excluding shares held by the interested stockholder). A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                              PLAN OF DISTRIBUTION

         The Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers, (iv) directly to purchasers (through a specific bidding or auction process or otherwise); or (v) through a combination of any such methods of sale. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

         Offers to purchase the Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

         If an underwriter or underwriters are utilized in the sale of Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

         If a dealer is utilized in the sale of the Securities, the Company or an underwriter will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

         Offers to purchase the Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

         Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                  LEGAL MATTERS

         Gibson, Dunn & Crutcher LLP, Dallas, Texas will render an opinion (filed as an exhibit to the Registration Statement) with respect to the validity of the Securities being offered hereby. If certain legal matters in connection with offerings made by this Prospectus are passed on by counsel for the underwriters of an offering of those Securities, that counsel will be named in the Prospectus Supplement relating to that offering.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended September 30, 1996, and also appearing elsewhere herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and included and incorporated by reference herein. Such consolidated financial statements are included and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The combined financial statements of S.G. Torrey Atlanta, Ltd. and Affiliates appearing in the Company's Current Report (Form 8-K) dated March 13, 1997, have been audited by Whittington, McLemore, Land, Davis & White, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               Page
Report of Independent Auditors ................................................................................F-2

Consolidated Balance Sheets, September 30, 1995, and 1996 and March 31, 1997...................................F-3

Consolidated Statements of Income for the three years ended
   September 30, 1996 and the Six Months Ended March 31, 1996 and 1997 . . . . . ..............................F-4

Consolidated Statements of Stockholders' Equity
   for the three years ended September 30, 1996 and the Six Months Ended March 31, 1997........................F-5

Consolidated Statements of Cash Flows for the three years
   ended September 30, 1996 and the Six Months Ended March 31, 1996 and 1997...................................F-6

Notes to Consolidated Financial Statements.....................................................................F-7




                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
D.R. Horton, Inc.


         We have audited the accompanying consolidated balance sheets of D.R. Horton, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of D.R. Horton, Inc. and subsidiaries at September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP

Fort Worth, Texas
November 8, 1996, except for Note I, as to which the date is May 16, 1997



                       D.R. HORTON, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                      September 30,                 March 31,
                                                                            --------------------------------   -----------------
                                                                                 1995              1996               1997
                                                                            --------------    --------------   -----------------
                                                                                     (In thousands)               (Unaudited)
                                  ASSETS
  Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  16,737       $    32,467          $   26,814
  Inventories:
    Finished homes and construction in progress . . . . . . . . . . . . . .     182,772           216,264             348,148
    Residential lots - developed and under development .. . . . . . . . . .      98,824           127,707             191,984
    Land held for development . . . . . . . . . . . . . . . . . . . . . . .       1,312             1,312               1,312
                                                                               --------         ---------           ---------
                                                                                282,908           345,283             541,444

  Property and equipment (net). . . . . . . . . . . . . . . . . . . . . . .       5,359             5,631              11,852
  Earnest money deposits and other assets . . . . . . . . . . . . . . . . .      10,680            15,247              26,196
  Excess of cost over net assets acquired (net) . . . . . . . . . . . . . .       3,103             4,285              28,303
                                                                               --------          --------           ---------
                                                                             $  318,787        $  402,913            $634,609
                                                                                =======           =======             =======
                                LIABILITIES
  Accounts payable.. . . . . . . . . . . . . . . . . . . . . . . . .  . . .  $   29,312       $    34,391         $    52,931
  Accrued expenses and customer deposits. . . . . . . . . . . . . . . . . .      13,523            21,011              26,164
  Notes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     169,879           169,873             318,550
                                                                                -------           -------             -------
                                                                                212,714           225,275             397,645
                           STOCKHOLDERS' EQUITY
  Preferred stock, $.10 par value, 30,000,000
   shares authorized, no shares issued  . . . . . . . . . . . . . . . . . .          --                --                  --
 Common stock, $.01 par value, 100,000,000 shares
   authorized, 25,437,067 shares in 1995, 32,362,036 in 1996
   and 36,839,791 in 1997,  issued and outstanding. . . . . . . . . . . . .         254               324                 368
 Additional capital . . . . . . . . . . . . . . . . . . . . . . . . . . . .      91,635           159,714             206,147
 Retained earnings .. . . . . . . . . . . . . . . . . . . . . . . . . . . .      14,184            17,600              30,449
                                                                                 ------          --------             -------
                                                                                106,073           177,638             236,964
                                                                                -------           -------             -------
                                                                             $  318,787        $  402,913           $ 634,609
                                                                                =======           =======             =======



          See accompanying notes to consolidated financial statements.
                                       F-3

                       D.R. HORTON, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME



                                                            Year Ended September 30,                      Six Months Ended
                                                                                                             March 31,
                                                ------------------------------------------------   ------------------------------
                                                     1994             1995             1996            1996             1997
                                                --------------   --------------   --------------   ------------    --------------
                                                    (In thousands, except net income per share)             (Unaudited)
Revenues. . . . . . . . . . . . . . . . . . . .    $ 393,317        $ 437,388        $ 547,336     $  235,110         $  303,977
Cost of sales . . . . . . . . . . . . . . . . .      326,099          359,742          449,054        193,402            247,828
                                                     -------         --------       ----------      ---------         ----------
                                                      67,218           77,646           98,282         41,708             56,149

Selling, general and administrative expense . .       39,073           44,549           53,860         24,573             33,911
                                                    --------         --------       ----------      ---------         ----------
Operating income. . . . . . . . . . . . . . . .       28,145           33,097           44,422         17,135             22,238
Other:
  Interest expense. . . . . . . . . . . . . . .           --          (1,161)           (1,474)          (941)            (1,600)
  Other income. . . . . . . . . . . . . . . . .          446             621             1,484            597              1,122
                                                     -------        ---------       ----------      ---------         ----------
                                                         446            (540)               10           (344)              (478)
                                                    --------        ---------       ----------      ---------         ----------
     INCOME BEFORE INCOME TAXES . . . . . . . .       28,591          32,557            44,432         16,791             21,760

Provision for income taxes. . . . . . . . . . .       10,928          12,018            17,053          6,254              8,263
                                                    --------        --------        ----------         ------         ----------
     NET INCOME . . . . . . . . . . . . . . . .    $  17,663       $  20,539        $   27,379       $ 10,537         $   13,497
                                                    ========       =========        ==========       ========         ==========


Net income per share. . . . . . . . . . . . . .    $    0.63       $    0.74        $     0.87       $   0.35         $     0.40
                                                   =========       =========        ==========       ========         ==========

Weighted average number of shares of
  common  stock outstanding, including
  common stock equivalents. . . . . . . . . . .       27,845          27,849            31,420         29,874             33,635
                                                     =======        ========           =======       ========            =======












          See accompanying notes to consolidated financial statements.
                                       F-4

                       D.R. HORTON, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                                         Total
                                                                      Common            Additional        Retained   Stockholders'
                                                                       Stock               Capital        Earnings       Equity
                                                                       -----               -------        --------       ------
                                                                                 (In thousands, except number of shares)
  Balances at October 1, 1993 . . . . . . . . . . . . . . . . . .      $ 155            $   61,305       $   4,413     $   65,873
     Net income . . . . . . . . . . . . . . . . . . . . . . . . .         --                    --          17,663         17,663
     Exercise of stock options (109,860 shares) . . . . . . . . .          1                   907              --            908
     Issuance under D.R. Horton, Inc.
      employee benefit plans (7,200 shares) . . . . . . . . . . .         --                   110              --            110
     Six percent stock dividend . . . . . . . . . . . . . . . . .          9                11,225         (11,235)            (1)
                                                                       -----              --------          ------    -----------
   Balances at September 30, 1994 . . . . . . . . . . . . . . . .        165                73,547          10,841         84,553
     Net income . . . . . . . . . . . . . . . . . . . . . . . . .         --                    --          20,539         20,539
     Exercise of stock options (116,400 shares) . . . . . . . . .          1                   772              --            773
     Issuances under D.R. Horton, Inc.
      employee benefit plans (20,549 shares). . . . . . . . . . .         --                   208              --            208
     Nine percent stock dividend. . . . . . . . . . . . . . . . .         15                17,181         (17,196)            --
     Seven for five stock split . . . . . . . . . . . . . . . . .         73                   (73)            --              --
                                                                        ----            ----------      -----------  ------------
   Balances at September 30, 1995 . . . . . . . . . . . . . . . .        254                91,635          14,184        106,073
     Net income . . . . . . . . . . . . . . . . . . . . . . . . .         --                    --          27,379         27,379
     Stock sold through public offering
       (4,375,000 shares) . . . . . . . . . . . . . . . . . . . .         44                43,149              --         43,193
     Exercise of stock options (124,619 shares) . . . . . . . . .          1                   696              --            697
  Issuances under D.R. Horton, Inc.
       employee benefit plans (29,300 shares) . . . . . . . . . .          1                   296              --            297
     Eight percent stock dividend . . . . . . . . . . . . . . . .         24                23,938         (23,963)            (1)
                                                                        ----              --------          ------    -----------
  Balances at September 30, 1996  . . . . . . . . . . . . . . . .        324               159,714          17,600        177,638
     Net income (unaudited ) . .  . . . . . . . . . . . . . . . .         --                    --          13,497         13,497
     Stock sold through public offering (3,500,000
       shares) (unaudited). . . . . . . . . . . . . . . . . . . .         35                36,368              --         36,403
     Issuance as partial consideration for acquisition
      (844,444 shares) (unaudited). . . . . . . . . . . . . . . .          8                 9,142              --          9,150
     Stock issuance under employee benefit plans
       (15,100 shares) (unaudited). . . . . . . . . . . . . . . .         --                   134              --            134
     Exercise of stock options (118,211
      shares)(unaudited)  . . . . . . . . . . . . . . . . . . . .          1                   789              --            790


     Cash dividends paid (unaudited)  . . . . . . . . . . . . . .         --                    --            (648)          (648)
                                                                       -----               -------          -------       -------
  Balances at March 31, 1997 (unaudited). . . . . . . . . . . . .      $ 368             $ 206,147        $ 30,449      $ 236,964
                                                                        ====               =======          ======       ========


          See accompanying notes to consolidated financial statements.
                                       F-5

                                        D.R. HORTON, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                      Six Months
                                                                               Year Ended September 30,             Ended March 31,
                                                                     ------------------------------------------- -------------------
                                                                           1994          1995          1996        1996         1997
                                                                           ----          ----         -----        ----         ----
                                                                                   (In thousands)                     (Unaudited)
  OPERATING ACTIVITIES
   Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 17,663  $    20,539      $ 27,379    $  10,537  $  13,497
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Depreciation and amortization. . . . . . . . . . . . . . . . . .     1,190        2,025         2,583        1,408      1,651
      Expense associated with issuance of stock under
        certain  D.R. Horton employee benefit plans  . . . . . . . . .       110          208           229           90        100
   Changes in operating assets and liabilities:
      Increase in inventories. . . . . . . . . . . . . . . . . . . . .   (61,234)     (56,401)      (62,375)     (36,428)  (110,078)
      Increase in earnest money deposits and other assets. . . . . . .      (393)        (910)       (4,271)       ( 164)    (7,534)
      Increase (decrease) in accounts payable, accrued
        expenses and customer deposits . . . . . . . . . . . . . . . .    (1,317)       2,197        12,567          942     13,951
                                                                        --------   ----------      --------     --------    --------

  NET CASH USED IN OPERATING ACTIVITIES                                  (43,981)     (32,342)      (23,888)     (23,615)   (88,413)
                                                                        --------   ----------      --------     --------    --------

  INVESTING ACTIVITIES
    Net purchase of property and equipment . . . . . . . . . . . . . .    (2,563)      (2,414)       (2,667)      (1,819)    (3,778)
    Net cash paid for acquisitions . . . . . . . . . . . . . . . . . .    (3,583)      (4,577)       (1,370)        (580)   (44,560)
                                                                         -------        -----      --------    ---------   ---------
  NET CASH USED IN INVESTING ACTIVITIES                                   (6,146)      (6,991)       (4,037)      (2,399)   (48,338)
                                                                         -------     --------      --------     --------   ---------

  FINANCING ACTIVITIES
     Proceeds from notes payable . . . . . . . . . . . . . . . . . . .   133,297      232,964       238,987       51,093    160,157
     Repayment of notes payable. . . . . . . . . . . . . . . . . . . .   (92,791)    (188,857)     (239,289)     (63,721)   (65,605)
     Proceeds from common stock offerings, including
       stock associated with certain employee benefit plans. . . . . .        --           --        43,260       43,260     36,403
     Cash dividends paid . . . . . . . . . . . . . . . . . . . . . . .        --           --            --           --       (648)
     Proceeds from exercise of stock options . . . . . . . . . . . . .       907          773           697          543        791
                                                                        --------    ----------    ----------    --------   ---------

  NET CASH PROVIDED BY FINANCING
  ACTIVITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41,413       44,880        43,655       31,175    131,098
                                                                          ------      --------     --------     --------    -------
                   INCREASE (DECREASE) IN CASH . . . . . . . . . . . .    (8,714)       5,547        15,730        5,161     (5,653)
    Cash at beginning of period. . . . . . . . . . . . . . . . . . . .    19,904       11,190        16,737       16,737     32,467
                                                                        --------     --------      --------     --------    -------
    Cash at end of period. . . . . . . . . . . . . . . . . . . . . . . $  11,190    $  16,737     $  32,467     $ 21,898   $ 26,814
                                                                          ======     ========      ========      =======    =======

    Supplemental cash flow information:
      Interest paid . . . . . . . . . . . . . . . . . . . . . . . . .  $   7,059    $  11,689     $  14,628    $   7,429   $  8,130
                                                                           =====     ========       =======     ========    =======
      Income taxes paid . . . . . . . . . . . . . . . . . . . . . . .  $  11,561    $  11,336     $  16,143    $   7,270   $ 10,920
                                                                          ======     ========       =======      =======    =======




          See accompanying notes to consolidated financial statements.
                                       F-6

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Business. The Company is engaged primarily in the construction and sale of single-family housing in 21 states in the United States. The Company designs, builds and sells single-family houses on finished lots which it purchases ready for home construction or which it develops. The Company purchases undeveloped land to develop into finished lots for future construction of single-family houses and for sale to others. The Company also provides title agency and mortgage services in selected markets; however, such activities are not material to the consolidated operating results of the Company.

         Principles of Consolidation: The consolidated financial statements include the accounts of D.R. Horton, Inc. (the Company) and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

         Accounting Principles: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Statements of Financial Accounting Standards: During the fourth quarter of 1996, the Company elected to adopt Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("FAS 121") retroactive to October 1, 1995. The adoption of FAS 121 did not impact the Company's results of operations or financial position and did not result in a restatement of any of the financial results for fiscal 1996. The Company believes the adoption of FAS 121 would not have had an effect on financial results in fiscal 1995 and 1994 had FAS 121 been adopted in those years.

         Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"), issued in October 1995, establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by FAS 123, the Company has elected to continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations, in accounting for its Stock Incentive Plan. Refer to Note F.

         Cash: The Company considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents. Amounts in transit from title companies for home closings are included in cash.

         Cost of Sales: Cost of sales includes home warranty costs, purchased discounts for customer financing, and sales commissions paid to third parties.

         Fair Value of Financial Instruments: The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The carrying amounts of cash and cash equivalents and trade payables approximate fair value because of the short maturity of these financial instruments. Generally, the homebuilding notes payable bear interest at rates indexed to LIBOR or the Federal Funds rate. Therefore, the carrying amounts of the outstanding borrowings at September 30,1996, approximate fair value. At both September 30, 1996 and 1995, the estimated fair value of the Company's debt, including the interest rate swap agreement described in Note B, approximated its carrying value.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited


         Fair value estimates are made at specific points in time based on relevant market information and information about the financial instrument.
These estimates are subjective in nature and involve matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect estimates.

         Inventories: Inventories are stated at the lower of cost (specific identification method) or net realizable value. In addition to direct land acquisition, land development and direct housing construction costs, inventory costs include interest and real estate taxes, which are capitalized in inventory during the development and construction periods. Residential lots are transferred to construction in progress when building permits are requested. Land and development costs, capitalized interest and real estate taxes incurred during land development are allocated to individual lots on a prorata basis.

         Interest. The Company capitalizes interest during development and construction. Capitalized interest is charged to cost of sales as the related inventory is delivered to the home buyer. The summary of interest for 1994, 1995 and 1996 is:

                                                   Year Ended September 30,
                                            ------------------------------------
                                                 1994        1995        1996
                                            ----------- -----------   ---------
                                                         (In thousands)

  Capitalized interest, beginning of period  $  1,581   $   4,325    $   7,118
  Interest incurred                             7,269      12,002       14,835
  Interest expensed
    Directly                                      --       (1,161)      (1,474)
    Amortized to cost of sales                 (4,525)     (8,048)      (9,437)
                                                 -----      ------      ------
  Capitalized interest, end of period        $  4,325   $   7,118    $  11,042
                                                =====       =====       ======


         Property and Equipment: Property and equipment, including model home furniture, are stated on the basis of cost. Major renewals and improvements are capitalized. Repairs and maintenance are expensed as incurred. Depreciation generally is provided using the straight-line method over the estimated useful life of the asset. Accumulated depreciation was $3,481,000 and $5,000,000 as of September 30, 1995 and 1996, respectively.

         Excess of Cost Over Net Assets Acquired: The excess of amounts paid for business acquisitions over the net fair value of the assets acquired and liabilities assumed is amortized using the straight-line method over twenty years. Additional consideration paid in subsequent periods under the terms of purchase agreements are included as acquisition costs. Amortization expense was $42,000, $114,000 and $188,000,

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited


in 1994, 1995 and 1996, respectively. Accumulated amortization was $156,000 and $344,000 at September 30, 1995 and 1996, respectively.

         Revenue Recognition: Revenue generally is recognized at the time of the closing of a sale, when title to and possession of the property transfer to the buyer.

         Net Income Per Share: Net income per share is based upon the average number of shares of common stock outstanding during each year and the effect of common stock equivalents related to dilutive stock options.

NOTE B - NOTES PAYABLE

     Notes payable (in thousands):

                                                                         September 30,
                                                                 ----------------------------
                                                                     1995            1996
                                                                ------------    ------------
     Unsecured:  Banks
     $250,000 term and revolving credit facility,
         maturing April, 1999 to April, 2001, rates range
         from Federal Funds + 1.6% to LIBOR + 2%                $ 134,800       $ 158,600
     $10,000 revolving line of credit, maturing March 1997,
         LIBOR + 2%                                                   ---             ---
     $20,000 revolving line of credit maturing September 1997,
         LIBOR + 1 1/2%                                             7,000             ---
     $17,500 revolving line of credit, payable on demand with
         six months' notice, LIBOR + 1 1/4%                        13,770           4,000
     Other notes payable                                           14,309           7,273
                                                                   ------           -----
         Total notes payable                                    $ 169,879       $ 169,873
                                                                  =======         =======

         Maturities of notes payable, assuming the revolving lines of credit are not extended, are $10.3 million in 1997, $0.4 million in 1998, $59.2 million in 1999, and $100.0 million in 2001. The weighted average interest rates at September 30, 1995 and 1996 were 7.9% and 7.5%, respectively.

         In addition to the stated interest rates, various credit facilities require the Company to pay certain fees. The $250 million credit facility also provides $10 million for use as letters of credit. Effective October 1, 1996, there was a reduction in the interest rate on the revolving portion of $250 million credit facility. Certain of the notes and loan agreements contain financial covenants generally relating to cash dividends, minimum interest coverage, net worth, leverage, inventory levels and other matters.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited


        The Company uses an interest rate swap agreement to help manage a portion of its interest rate exposure. The agreement converts from a variable rate to a fixed rate on a notional amount of $100 million. The agreement expires April 2001. The Company does not expect non-performance by the counterparty, and any losses incurred in the event of non-performance would not be material. As a result of this agreement, the Company incurred net interest expense of $0.4 million during 1996. Net payments or receipts under the Company's interest rate swap agreement are recorded as adjustments to interest expense.

NOTE C - ACQUISITIONS

 In 1994 and 1995, the Company made the following acquisitions:

 Company Acquired                          Date Acquired        Consideration
 ----------------                          -------------        -------------

 Regency Development, Inc.  (Birmingham)   September 1995       $  12.3 million

 Arappco, Inc.  (Greensboro)               July 1995            $  12.2 million

 Joseph M. Miller  Construction, Inc./
 Argus Development, Inc.  (Minneapolis)    April 1994           $  16.6 million

Consideration includes cash paid, promissory notes and assumption of certain accounts payable and notes payable which were repaid subsequent to the acquisitions.

During the first six months of the 1997 fiscal year, three acquisitions were made (unaudited):

        In October, 1996, the Company completed the acquisition of the principal assets (approximately $7.7 million, primarily inventories) of Trimark Communities, L.L.C., of Denver, Colorado, for $6.8 million in cash and the assumption of approximately $1.0 million in trade accounts and notes payable associated with the acquired assets.

        In December, 1996, the Company purchased the principal assets (approximately $19.5 million, primarily inventories) of SGS Communities, Inc., of New Jersey (SGS), for $10.6 million in cash and the assumption of $10.1 million in trade accounts and notes payable associated with the acquired assets.


        In February, 1997, the Company completed the acquisition of all of the outstanding capital stock of the entities comprising the Torrey Group of Atlanta, Georgia (Torrey) for $28.5 million in cash, 844,444 newly issued shares of the Company's common stock, valued at $9.2 million, and a contingent payment estimated at $1 million. In addition, $8.4 million was paid to partnerships affiliated with the Torrey Group for real estate assets of such partnerships. The estimated market value of all assets acquired, less liabilities assumed, amounts to $24.4 million.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited


        The final determination of the valuations of SGS and Torrey have not been completed. Any subsequent adjustments to the beginning balance sheet valuation amounts estimated herein will be recorded in future periods as adjustments to the excess of cost over net assets acquired and amortized over 20 years.

        With the exception of Torrey, the above acquisitions contain provisions for additional consideration to be paid annually for up to four years subsequent to the acquisition date, based upon income before income taxes. Such additional consideration will be recorded when paid as excess cost over net assets acquired, which is amortized using the straight line method over 20 years.

        All of the acquired companies are involved in homebuilding and land development. The Company has accounted for these acquisitions under the purchase method and has included the operations of the acquired businesses in its Consolidated Statements of Income since their acquisition.

        Presented below are the Company's unaudited pro forma summary consolidated results of operations, as if the Arappco and Regency Development acquisitions had occurred on October 1, 1994 and the Torrey acquisition had occurred on October 1, 1996. In preparing the pro forma information, various assumptions were made and this information does not purport to be indicative of what would have occurred had the acquisitions been made as of the dates for which pro formas were prepared.



                                  September 30, 1995          March 31, 1997
                             --------------------------- -----------------------
                                    (In thousands, except net income per share)

     Revenues                       $ 474,476                     $ 383,821
     Net income                     $  22,359                     $  13,666
     Net income per share           $    0.80                     $    0.40

NOTE D - STOCKHOLDERS' EQUITY

        The Board of Directors of the Company declared the following common stock dividends:

     Declared Date            Amount            Paid             Record Date
     -------------            ------            ----             -----------

          5/12/94                6 %           6/30/94               5/31/94
          4/20/95                9 %           6/30/95               5/31/95
          4/22/96                8 %           5/24/96               5/08/96

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited


        Stock Split: On August 15, 1995, the Board of Directors declared a seven-for-five stock split effected in the form of a 40% stock dividend on its common stock. Accordingly, the $.01 par value for the additional shares issued, in respect of the seven-for-five stock split, was transferred from additional paid-in-capital to common stock.

        Net income per share and weighted average shares outstanding for all periods presented have been restated to reflect the stock dividends and the stock split. Other than as required to maintain the financial ratios and net worth requirements under the credit agreements, there are no restrictions on the payment of cash dividends by the Company.

 NOTE E - PROVISION FOR INCOME TAXES

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences primarily relate to the capitalization of inventory costs, the accrual of warranty costs, and depreciation. The Company's deferred tax assets and liabilities are not significant.

        The difference between income tax expense and tax computed by applying the federal statutory income tax rate to income before taxes is due primarily to the effect of applicable state income taxes.
Income tax expense consists of:


                                      Year ended September 30,
                                 1994             1995           1996
                           --------------    ------------   ------------
                                           (In thousands)

  Current:
   Federal                   $ 10,477        $ 11,767       $ 17,650
   State                          963           1,274          1,829
                                  ---         -------        -------
                               11,440          13,041         19,479
                               ------          ------         ------

  Deferred:
    Federal                      (468)           (923)        (2,198)
    State                         (44)           (100)          (228)
                                  ---         -------         ------
                                 (512)         (1,023)        (2,426)
                                 ----          ------         ------
                             $ 10,928        $ 12,018       $ 17,053
                               ======          ======         ======

NOTE F - EMPLOYEE BENEFIT PLANS

        The D.R. Horton, Inc. Profit Sharing Plus plan is a 401(k) plan for Company employees. The Company matches 50% of employees' voluntary contributions up to a maximum of 3% of each participant's earnings. Additional employer contributions in the form of profit sharing are at the discretion of the Company. Expenses for this Plan were $158,000, $233,000 and $327,000 for 1994, 1995 and 1996, respectively.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited


        Effective January 1, 1994, the Company adopted the D.R. Horton, Inc. Stock Tenure Plan (an Employee Stock Ownership Plan), covering those employees generally not participating in certain other D.R. Horton benefit plans. Contributions are made at the discretion of the Company. Expenses of $110,000, $106,000 and $229,000 were recognized for 1994, 1995 and 1996, respectively, related to Company contributions of common stock to the Plan.

        The Company's Supplemental Executive Retirement Plans (SERP's) are non-qualified deferred compensation programs that provide benefits payable to certain management employees upon retirement, death, or termination of employment with the Company. SERP No. 1 provides for voluntary deferral of compensation which is invested under a trust agreement. All salary deferrals under this Plan have been accrued and the investments are recorded as an other asset. Under SERP No. 2, the Company accrues an unfunded benefit, as well as an interest factor based upon a predetermined formula. The Company recorded $231,000, $347,000 and $313,000 of expense for SERP No. 2 in 1994, 1995 and
1996, respectively.

         In 1996, the Company approved the D.R. Horton, Inc. Employee Stock Purchase Plan which allows employees to purchase stock directly from the Company at market value.

        At September 30, 1996, 237,500 shares of common stock have been reserved for future issuance under the stock tenure and stock purchase plans.

        The D.R. Horton, Inc. 1991 Stock Incentive Plan provides for the granting of stock options to certain key employees of the Company to purchase shares of common stock. Options are granted at exercise prices which approximate the market value of the Company's common stock at the date of the grant. Options generally expire 10 years after the dates on which they were granted and vest evenly over the life of the option. At September 30, 1996, 3,034,250 shares of common stock have been authorized for future issuance under this plan. Activity under the plan is:

                                              1994                       1995                     1996
                                    ------------------------   -------------------------     -----------------------
                                                  Weighted                     Weighted                    Weighted
                                                   Average                      Average                     Average
                                                  Exercise                     Exercise                    Exercise
  STOCK OPTIONS                      Options        Prices        Options        Prices        Options       Prices
                                   ----------    -----------   ------------   -----------    ----------   ----------
  Outstanding at beginning of year. . 872,655     $   7.32        992,713      $   8.60     1,782,517    $    6.56
  Granted  . . . . . . . . . . . . . .185,700        13.98        313,000         12.15       559,000        10.15
  Exercised . . . . . . . . . . . .  (109,860)        3.62       (116,400)         3.84      (124,619)        3.24
  Cancelled . . . . . . . . . . . . .  (6,500)        7.86        (19,940)         9.80      (122,022)        8.54
  Effects of stock dividends . . . . . 50,718         8.26        613,144          6.87       145,908         6.69
                                       ------       ------     ----------        ------    ----------      -------

  Outstanding at end of year . . . . .992,713     $   8.60      1,782,517      $   6.56     2,240,784    $    7.11
                                      =======       ======      =========        ======     =========      =======
  Exercisable at end of year  . . . . 403,997     $   5.55        565,551      $   4.44       659,615    $    4.74
                                      =======       ======     ==========        ======    ==========      =======

        Exercise prices for options outstanding at September 30, 1996, ranged from $1.804 to $10.185. The weighted average remaining contractual lives of those options are as follows:

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited

                               Outstanding                              Exercisable
                  --------------------------------------    ------------------------------------
                                               Weighted                                Weighted
                                  Average       Average                    Average     Average
    Exercise                      Exercise     Maturity                   Exercise     Maturity
  Price Range       Options        Price        (Years)       Options       Price      (Years)
                  ------------   ----------    ---------    -----------   ---------   ----------
  Less than $4         161,631    $ 1.89          5.0         161,631      $ 1.89        5.0
    $4 - $8          1,239,792      5.99          6.9         459,841        5.35        6.4
  More than $8         839,361      9.76          9.1          38,143        9.47        7.9
                    ----------      ----          ---          ------        ----        ---
     Total           2,240,784    $ 7.11          7.6         659,615      $ 4.74        6.2
                     =========      ====          ===         =======       =====        ===

        The Company has elected to follow Accounting Principles Board Opinion No. 25, in accounting for its employee stock options. The exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant and therefore, no compensation expense is recognized.

        Application of the fair value method, as specified by FAS 123, had no material impact on net income or net income per share amounts. However, such pro forma effects are not indicative of future fair value effects until the rules stipulated by FAS 123 are applied to all outstanding, nonvested awards.

NOTE G - COMMITMENTS AND CONTINGENCIES

        The Company is involved in lawsuits and other contingencies in the ordinary course of business. Management believes that, while the ultimate outcome of the contingencies cannot be predicted with certainty, the ultimate liability, if any, will not have a material adverse effect on the Company's financial position.

        In the ordinary course of business, the Company enters into option agreements to purchase land and developed lots. Deposits of approximately $5.0 million at September 30, 1996, secure the Company's performance under these agreements.

        The Company leases office space under noncancelable operating leases. Minimum annual lease payments under these leases at September 30, 1996, are approximately:

                              (In thousands)

                1997 . . . . . . . . . . . . . . . . . . . . . $ 342
                1998 . . . . . . . . . . . . . . . . . . . . .   199
                1999 . . . . . . . . . . . . . . . . . . . . .    46
                2000 . . . . . . . . . . . . . . . . . . . . .    38
                2001 . . . . . . . . . . . . . . . . . . . . .    33
                                                               -----
                                                               $ 658
                                                               =====

        Rent expense  approximated  $840,000,  $989,000 and $1,140,000 for 1994,
1995 and 1996, respectively.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited

        In the normal course of its business activities, the Company provides letters of credit and performance bonds, issued by third parties, to secure performance under various contracts. At September 30, 1996, outstanding letters of credit totalled $5.2 million and performance bonds totalled $21.7 million.

NOTE H - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Quarterly results of operations are:

                                                                     1996
                                                        ------------------------------
                                                           Three Months Ended
                                   -------------------------------------------------------------------
                                     September 30        June 30           March 31      December 31
                                   ----------------    -----------       ------------   --------------
                                                  (In thousands, except per share amounts)

  Revenues. . . . . . . . . . . . . . .$ 168,943       $ 143,283         $ 114,042         $ 121,068
  Gross Margin. . . . . . . . . . . . .   30,677          25,897            20,175            21,533
  Net Income. . . . . . . . . . . . . .    9,408           7,434             5,122             5,415
  Net income per share(1) . . . . . . .      .29             .23               .16               .19

                                                                    1995
                                                        ------------------------------
                                                            Three Months Ended
                                  --------------------------------------------------------------------
                                     September 30        June 30           March 31       December 31
                                  ----------------      ------------      ------------   -------------
                                                (In thousands, except per share amounts)

   Revenues. . . . . . . . . . . . . . $ 132,827        $ 120,529          $ 87,076         $ 96,956
   Gross Margin. . . . . . . . . . . .    23,992           21,647            15,359           16,648
   Net Income. . . . . . . . . . . . .     6,681            6,090             3,948            3,820
   Net income per share(1) . . . . . .       .24              .22               .14              .14

                                                                    1994
                                                       -----------------------------
                                                            Three Months Ended
                                  --------------------------------------------------------------------
                                     September 30         June 30          March 31       December 31
                                  -----------------    -----------     -----------   -----------------
                                                 (In thousands, except per share amounts)

  Revenues. . . . . . . . . . . . . . $ 124,024        $ 107,782         $  82,606          $ 78,905
  Gross Margin. . . . . . . . . . . .    21,038           17,729            14,416            14,035
  Net Income. . . . . . . . . . . . .     5,679            4,690             3,698             3,596
  Net income per share(1) . . . . . .       .20              .17               .13               .13


(1) Net income per share differs from that previously reported due to the effect of the 1996 eight percent stock dividend.

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited

NOTE I - SUMMARIZED FINANCIAL INFORMATION

         The securities that may be issued under a debt offering contemplated by the Company will include full and unconditional guarantees by certain subsidiaries of the Company. Summarized financial information of the Company and its subsidiaries is presented below. It is not contemplated that all subsidiaries will serve as guarantors. Management has determined that separate financial statements and other disclosures concerning the subsidiaries are not material to investors.

As of and for the periods ended: (In thousands)

March 31, 1997- (unaudited)

                                     D.R. Horton,           Guarantor          Nonguarantor          Intercompany
                                             Inc.        Subsidiaries          Subsidiaries          Eliminations           Total
                                   --------------    ----------------    ------------------    ------------------     --------------
Inventory . . . . . . . . . . . . .     $ 217,728            $323,716                $   --            $      --         $  541,444
Total assets. . . . . . . . . . . .       550,920             384,537                 1,669             (302,517)           634,609
Notes payable . . . . . . . . . . .       311,703               6,847                    --                   --            318,550
Total liabilities . . . . . . . . .       343,400             355,018                   659             (301,432)           397,645
Revenues. . . . . . . . . . . . . .       109,011             194,966                   681                 (681)           303,977
Gross profit. . . . . . . . . . . .        21,138              35,011                   550                 (550)            56,149
Net income. . . . . . . . . . . . .        11,042              24,157                   216              (21,918)            13,497

March 31, 1996-(unaudited)


                                     D.R. Horton,           Guarantor          Nonguarantor          Intercompany
                                             Inc.        Subsidiaries          Subsidiaries          Eliminations           Total
                                   --------------    ----------------    ------------------    ------------------    ---------------
Inventory. . . . . . . . . . . . .      $ 173,721            $145,615                 $  --            $       --         $ 319,336
Total assets . . . . . . . . . . .        318,158             162,359                   621              (119,053)          362,085
Notes payable. . . . . . . . . . .        149,404               8,137                    --                    --           157,541
Total liabilities. . . . . . . . .        173,566             145,794                   112              (117,979)          201,493
Revenues. . . . . . . . . . . . . .       119,354             115,756                   538                  (538)          235,110
Gross profit. . . . . . . . . . . .        20,995              20,713                   397                  (397)           41,708
Net income. . . . . . . . . . . . .        12,366              20,781                   197               (22,807)           10,537

                       D.R. HORTON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Information pertaining to March 31, 1996 and 1997
                     and the periods then ended is unaudited

September 30, 1996

                                     D.R. Horton,           Guarantor          Nonguarantor         Intercompany
                                             Inc.        Subsidiaries          Subsidiaries         Eliminations              Total
                                 ----------------    ----------------     -----------------    -----------------    ---------------
Inventory . . . . . . . . . . . .      $  180,061            $165,222              $     --           $       --           $345,283
Total assets. . . . . . . . . . .         353,563             181,586                 1,117            (133,353)            402,913
Notes payable . . . . . . . . . .         167,907               1,966                    --                  --             169,873
Total liabilities . . . . . . . .         197,255             160,019                   279            (132,278)            225,275
Revenues. . . . . . . . . . . . .         269,853             277,483                 1,210              (1,210)            547,336
Gross profit. . . . . . . . . . .          47,346              50,936                   901                (901)             98,282
Net income  . . . . . . . . . . .          30,771              54,368                   553             (58,313)             27,379


September 30, 1995


                                     D.R. Horton,           Guarantor          Nonguarantor         Intercompany
                                             Inc.        Subsidiaries          Subsidiaries         Eliminations              Total
                                 ----------------    ----------------     -----------------    -----------------    ---------------
Inventory. . . . . . . . . . . .        $ 150,692           $ 132,216                 $  --           $      --            $282,908
Total assets. . . . . . . . . . .         277,131             151,761                   380            (110,485)            318,787
Notes payable . . . . . . . . . .         157,544              12,335                    --                  --             169,879
Total liabilities. . . . . . . .          185,028             137,013                    29            (109,356)            212,714
Revenues. . . . . . . . . . . . .         259,165             178,223                   576                (576)            437,388
Gross profit. . . . . . . . . . .          44,274              33,372                   444                (444)             77,646
Net income . . . . . . . . . . .           18,281              35,336                   205             (33,283)             20,539

September 30, 1994

                                       D.R. Horton,               Guarantor             Intercompany
                                               Inc.            Subsidiaries             Eliminations                 Total
                                 ------------------      ------------------      -------------------      ----------------
Inventory. . . . . . . . . . . .          $ 170,834                 $33,260                $     --              $ 204,094
Total assets. . . . . . . . . . .           236,573                  47,329                 (53,004)               230,898
Notes payable . . . . . . . . . .           106,224                   2,354                       --               108,578
Total liabilities. . . . . . . .            140,152                  58,356                 (52,163)               146,345
Revenues. . . . . . . . . . . . .           355,577                  37,740                       --               393,317
Gross profit. . . . . . . . . . .            60,305                   6,913                       --                67,218
Net income . . . . . . . . . . .             38,728                  18,708                 (39,773)                17,663




  NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS
                                                 Page

Available Information                              2
Incorporation of Certain Information
 by Reference                                      2
The Company                                        3
Use of Proceeds                                    3
Ratio of Earnings to Fixed Charges                 3
Description of Debt Securities                     4
Description of Capital Stock                       6
Plan of Distribution                               8
Legal Matters                                      8
Experts                                            8
Financial Statements                              F-1





                                  $250,000,000


                                D.R. HORTON, INC.
                                  CUSTOM HOMES

                                DEBT SECURITIES,
                               PREFERRED STOCK AND
                                  COMMON STOCK

                                 --------------



                                   PROSPECTUS


                                     , 1997


                                 --------------

===============================================================================
===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.*


Securities and Exchange Commission registration fee..........      $75,758
New York Stock Exchange fee..................................        1,500
Blue Sky fees and expenses...................................       15,000
Printing and engraving fees and expenses.....................       50,000
Trustees' fees and expenses..................................        5,000
Rating agency fees ..........................................      180,000
Accountants' fees and expenses...............................       30,000
Legal fees and expenses......................................       50,000
Miscellaneous................................................      200,000
                                                                ----------


                  Total    ..................................     $607,258
                                                                -----------
                                                                -----------

 * All fees and expenses will be paid by the Company. All fees and expenses other than the Securities and Exchange Commission filing fees are estimated.

Item 15. Indemnification of Directors and Officers.

         The Company's Amended and Restated Certificate of Incorporation, as amended, provides that the Company shall, to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the written request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the Company, including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the DGCL or other applicable laws presently or hereafter in effect. The Company has entered into an indemnification agreement with each of its directors and executive officers.

         Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The Underwriting Agreement, which is Exhibit 1.1 hereto, provides that the Underwriters named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act.

         The  Company  also  has  obtained   Directors  and  Officers  Liability
Insurance that provides insurance coverage for certain liabilities which may be incurred by the Company's directors and officers in their capacity as such.

Item 16.  Exhibits and Financial Schedules.

         (a)  Exhibits:


           Exhibit
           Number      Exhibits
           ------      --------

          *1.1     -   Form of Underwriting Agreement
           4.1(a)  -   Form of  Senior  Debt  Securities  Indenture  (including
                       form of notes)
          *4.1(b)  -   Form  of  Senior Subordinated Debt  Securities  Indenture
                       (including form of notes)
          *4.1(c)  -   Form of Subordinated Debt Securities Indenture (including
                       form of notes)
           4.2     -   Amended  and  Restated  Certificate  of   Incorporation,
                       as amended,  of the  Company (incorporated  by  reference
                       from Exhibit 3.1 to the  Company's  Annual Report on Form
                       10-K for  the fiscal year ended September 30, 1995)
           4.3     -   Amended and Restated Bylaws of the Company (incorporated
                       by reference from Exhibit 3.1 to the Company's Quarterly
                       Report  on  Form  10-Q  for  the  fiscal  quarter  ended
                       March 31, 1997)
          *5.1     -   Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as
                       to the validity of the Securities being registered
          12.1     -   Statement of  computation  of ratios of earnings to fixed
                       charges
         *23.1     -   Consent  of Gibson,  Dunn & Crutcher  LLP, Dallas,  Texas
                       (See Exhibit 5.1)
          23.2     -   Consent of Ernst & Young   LLP,   Fort   Worth,   Texas
          23.3     -   Consent  of Whittington, McLemore,  Land,  Davis & White,
                       P.C., Rome, Georgia
          24.1     -   Powers  of Attorney  (See   signature   page  of   this
                       Registration   Statement)
         *25.1     -   Statement  of eligibility of trustee on Form T-1

-----------

   *     To be filed by amendment.

Item 17.  Undertakings.

         (a) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)      The Company undertakes:

                           (1) To file,  during  any  period in which  offers or
                  sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To  include  any  prospectus  required  by
                                    Section 10(a)(3)  of the Securities  Act  of
                                    1933;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                           (2)  That,  for  the  purposes  of  determining   any
                  liability   under  the  Securities  Act  of  1933,  each  such
                  post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) The Company hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                        SIGNATURES AND POWERS OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, D.R. Horton, Inc., and the Co-Registrants named below, certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Texas, on May 21, 1997.

                 D.R. HORTON, INC.



                 By                  /s/ Donald R. Horton
                                     --------------------
                                      Donald R. Horton
                            Chairman of the Board and President

                 CO-REGISTRANTS:

                 DRHI, Inc.
                 Meadows I, Ltd.
                 Meadows II, Ltd.
                 Meadows III, Ltd.
                 Meadows IX, Ltd.
                 Meadows X, Ltd.
                 D.R. Horton, Inc. - Minnesota
                 D.R. Horton, Inc. - Greensboro
                 D.R. Horton, Inc. - Birmingham
                 D.R. Horton, Inc. - New Jersey
                 D.R. Horton, Inc. - Torrey
                 DRH New Mexico Construction, Inc.
                 DRH Construction, Inc.
                 D.R. Horton, Inc. - Albuquerque
                 D.R. Horton, Inc. - Denver
                 D.R. Horton Denver Management Company, Inc.
                 D.R. Horton Denver No. 10, Inc.
                 D.R. Horton Denver No. 11, Inc.
                 D.R. Horton Denver No. 12, Inc.
                 D.R. Horton Denver No. 13, Inc.
                 D.R. Horton Denver No. 14, Inc.
                 D.R. Horton Denver No. 15, Inc.
                 D.R. Horton Denver No. 16, Inc.
                 D.R. Horton Denver No. 17, Inc.
                 D.R. Horton Denver No. 18, Inc.
                 D.R. Horton San Diego No. 9, Inc.
                 D.R. Horton San Diego No. 10, Inc.
                 D.R. Horton San Diego No. 11, Inc.
                 D.R. Horton San Diego No. 12, Inc.
                 D.R. Horton San Diego No. 13, Inc.
                 D.R. Horton San Diego No. 14, Inc.
                 D.R. Horton San Diego No. 15, Inc.
                 D.R. Horton San Diego No. 16, Inc.
                 D.R. Horton San Diego No. 17, Inc.
                 D.R. Horton San Diego No. 18, Inc.
                 D.R. Horton San Diego No. 19, Inc.
                 D.R. Horton San Diego No. 20, Inc.
                 D.R. Horton San Diego No. 21, Inc.
                 D.R. Horton San Diego Holding Company, Inc.
                 D.R. Horton Los Angeles No. 9, Inc.
                 D.R. Horton Los Angeles No. 10, Inc.
                 D.R. Horton Los Angeles No. 11, Inc.
                 D.R. Horton Los Angeles No. 12, Inc.
                 D.R. Horton Los Angeles No. 13, Inc.
                 D.R. Horton Los Angeles No. 14, Inc.

                 D.R. Horton Los Angeles No. 16, Inc.
                 D.R. Horton Los Angeles No. 17, Inc.
                 D.R. Horton Los Angeles Holding Company, Inc.
                 D.R. Horton Los Angeles Management Company, Inc.
                 D.R. Horton San Diego Management Company, Inc.
                 S. G. Torrey Atlanta, Ltd.



                 By:                  /s/ David J. Keller
                                      -------------------
                                      David J. Keller
                          Treasurer of the Co-Registrants listed above




                 SGS COMMUNITIES AT GRANDE QUAY, LLC

                 By Meadows IX, Inc., a member


                          By            /s/ Donald R. Horton
                                        --------------------
                                          Donald R. Horton
                                       Chairman of the Board

                 and

                 By Meadows X, Inc., a member


                          By             /s/ Donald R. Horton
                                         --------------------
                                          Donald R. Horton
                                      Chairman of the Board


                 D.R. HORTON MANAGEMENT COMPANY, LTD.

                 By Meadows I, Ltd., its general partner

                          By            /s/ Donald R. Horton
                                        --------------------
                                          Donald R. Horton
                                        Chairman of the Board



                 D.R. HORTON - TEXAS, LTD.

                 By Meadows I, Ltd., its general partner


                          By             /s/ Donald R. Horton
                                         --------------------
                                          Donald R. Horton
                                      Chairman of the Board and President

                 D.R. HORTON - ROYALTY, LTD.

                 By Meadows I, Ltd., its general partner


                          By             /s/ Donald R. Horton
                                         --------------------
                                          Donald R. Horton
                                      Chairman of the Board and President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald R. Horton, individually, and Donald R. Horton, David J. Keller, and Richard Beckwitt together as a group, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




                        REGISTRANT OFFICERS AND DIRECTORS



        Signature                           Title                 Date
        ---------                           -----                 ----



   /s/ Donald R. Horton   Chairman of the Board and President  May 21, 1997
  ----------------------
    Donald R. Horton           Principal Executive Officer)


   /s/ Richard Beckwitt           Director
   --------------------
    Richard Beckwitt                                           May 21, 1997


  /s/ Richard I. Galland          Director
  ----------------------
   Richard I. Galland                                          May 21, 1997


  /s/ Richard L. Horton           Director
  ---------------------
    Richard L. Horton                                          May 21, 1997


  /s/ Terrill J. Horton           Director
  ---------------------
    Terrill J. Horton                                          May 21, 1997


   /s/ David J. Keller    Treasurer, Chief Financial Officer
   -------------------
                          and Director  (Principal Accounting
     David J. Keller       and Financial Officer)              May 21, 1997


   /s/ Francine I. Neff           Director
   --------------------
    Francine I. Neff                                           May 21, 1997


   /s/ Scott J. Stone             Director
   ------------------
    Scott J. Stone                                             May 21, 1997


  /s/ Donald J. Tomnitz           Director
  ---------------------
    Donald J. Tomnitz                                          May 21, 1997

                      CO-REGISTRANT OFFICERS AND DIRECTORS





D.R. Horton, Inc. - Albuquerque
DRH New Mexico Construction, Inc.
D.R. Horton, Inc. - Torrey
DRH Construction, Inc.
D.R. Horton, Inc. - Minnesota
D.R. Horton, Inc. - Birmingham
D.R. Horton Los Angeles No. 9, Inc.
D.R. Horton Los Angeles No. 10, Inc.
D.R. Horton Los Angeles No. 11, Inc.
D.R. Horton Los Angeles No. 12, Inc.
D.R. Horton Los Angeles No. 13, Inc.
D.R. Horton Los Angeles No. 14, Inc.
D.R. Horton Los Angeles No. 16, Inc.
D.R. Horton Los Angeles No. 17, Inc.
D.R. Horton Los Angeles Management
  Company, Inc.
D.R. Horton Los Angeles Holding Company, Inc.
D.R. Horton San Diego Holding Company, Inc.
D.R. Horton San Diego Management Company, Inc.
D.R. Horton San Diego No. 9, Inc.
D.R. Horton San Diego No. 10, Inc.
D.R. Horton San Diego No. 11, Inc.
D.R. Horton San Diego No. 12, Inc.
D.R. Horton San Diego No. 13, Inc.
D.R. Horton San Diego No. 14, Inc.
D.R. Horton San Diego No. 15, Inc.
D.R. Horton San Diego No. 16, Inc.
D.R. Horton San Diego No. 17, Inc.
D.R. Horton San Diego No. 18, Inc.
D.R. Horton San Diego No. 19, Inc.
D.R. Horton San Diego No. 20, Inc.
D.R. Horton San Diego No. 21, Inc.
S.G. Torrey Atlanta, Ltd.


       Signature                    Title                            Date
       ---------                    -----                            ----



  /s/ Donald R. Horton        Chairman of the Board
                          (Principal Executive Officer)           May 21, 1997
 ----------------------
   Donald R. Horton



  /s/ David J. Keller     Treasurer (Principal Accounting
                              and Financial Officer)              May 21, 1997
 ---------------------
    David J. Keller

D.R. Horton Denver Management Company, Inc.
D.R. Horton, Inc. - Denver
D.R. Horton Denver No. 10, Inc.
D.R. Horton Denver No. 11, Inc.
D.R. Horton Denver No. 12, Inc.
D.R. Horton Denver No. 13, Inc.
D.R. Horton Denver No. 14, Inc.
D.R. Horton Denver No. 15, Inc.
D.R. Horton Denver No. 16, Inc.
D.R. Horton Denver No. 17, Inc.
D.R. Horton Denver No. 18, Inc.


Signature                           Title                             Date
---------                           -----                             ----


 /s/ Donald R. Horton       Director, Chief Executive Officer
                            (Principal Executive Officer)          May 21, 1997
 ----------------------
  Donald R. Horton



 /s/ Richard Beckwitt        Director, President                   May 21, 1997
 ----------------------
  Richard Beckwitt



 /s/ David J. Keller       Vice President, Treasurer (Principal
                          Accounting and Financial Officer)        May 21, 1997
-----------------------
  David J. Keller






DRHI, Inc.
Meadows I, Ltd.

 Signature                          Title                             Date
 ---------                          -----                             ----

 /s/ Donald R. Horton     Chairman of the Board
                          (Principal Executive Officer)             May 21, 1997
 ----------------------
 Donald R. Horton


 /s/ David J. Keller      Director, Vice President, Treasurer
                       (Principal Accounting and Financial Officer) May 21, 1997
 -------------------
 David J. Keller

Meadows IX, Inc.
Meadows X, Inc.
D.R. Horton, Inc - New Jersey

Signature                            Title                             Date
---------                            -----                             ----


  /s/ Donald R. Horton   Chairman of the Board, Chief Executive
                         Officer  (Principal Executive Officer)    May 21, 1997
 ----------------------
   Donald R. Horton


  /s/ Richard Beckwitt   Director, Vice Chairman                   May 21, 1997
 ----------------------
   Richard Beckwitt


  /s/ David J. Keller    Treasurer (Principal Accounting
                         and Financial Officer)                    May 21, 1997
 ---------------------
    David J. Keller





D.R. Horton, Inc - Greensboro

Signature                       Title                                 Date
---------                       -----                                 ----

 /s/ Donald R. Horton    Chairman of the Board, President
                         (Principal Executive Officer)              May 21, 1997
 ----------------------
 Donald R. Horton


                           Director, Co-President                   May 21, 1997
------------------------
  Robert C. Rapp, Jr.


/s/ David J. Keller        Director, Vice President, Treasurer
-------------------
                       (Principal Accounting and Financial Officer) May 21, 1997 David J. Keller




Meadows II, Ltd.
Meadows III, Ltd.

Signature                       Title                                  Date
---------                       -----                                  ----


  /s/ Donald R. Horton    Chairman of the Board, President
                          (Principal Executive Officer)             May 21, 1997
 ----------------------
   Donald R. Horton


  /s/ David J. Keller     Director, Vice President, Treasurer
  -------------------
                       (Principal Accounting and Financial Officer) May 21, 1997 David J. Keller



__________________________Director, Vice President                  May 21, 1997
    Mark A. Ferrucci

Meadows I, Ltd., the general partner of
     D.R. Hortion Management Company, Ltd.
     D.R. Horton - Texas, Ltd.
     D.R. Horton - Royalty, Ltd.

Signature                            Title                            Date
---------                            -----                            ----


  /s/ Donald R. Horton    Chairman of the Board, President
                          (Principal Executive Officer)            May 21, 1997
 ----------------------
   Donald R. Horton


  /s/ David J. Keller     Director, Treasurer (Principal
                         Accounting and Financial Officer)         May 21, 1997
 ---------------------
    David J. Keller

Meadows IX, Inc., a member of
Meadows X, Inc., a member of
   SGS Comminuties at Grand Quay, LLC.

Signature                            Title                            Date
---------                            -----                            ----


  /s/ Donald R. Horton    Chairman of the Board, Chief
                           Executive Officer (Principal
                           Executive Officer)                      May 21, 1997
 ----------------------
 Donald R. Horton

  /s/ Richard Beckwitt     Director, Vice Chairman                 May 21, 1997
  ----------------------
  Richard Beckwitt


  /s/ David J. Keller      Treasurer (Principal Accounting
                           and Financial Officer)                  May 21, 1997
  ---------------------
  David J. Keller

                                  EXHIBIT INDEX

  (a)  Exhibits:

          Exhibit
          Number                   Exhibits
          ------                   --------

          *1.1     -   Form of Underwriting Agreement
           4.1(a)  -   Form of  Senior  Debt  Securities  Indenture  (including
                       form of notes)
          *4.1(b)  -   Form  of  Senior Subordinated Debt  Securities  Indenture
                       (including form of notes)
          *4.1(c)  -   Form of Subordinated Debt Securities Indenture (including
                       form of notes)
           4.2     -   Amended  and  Restated  Certificate  of   Incorporation,
                       as amended,  of the  Company (incorporated  by  reference
                       from Exhibit 3.1 to the  Company's  Annual Report on Form
                       10-K for  the fiscal year ended September 30, 1995)
           4.3     -   Amended and Restated Bylaws of the Company (incorporated
                       by reference from Exhibit 3.1 to the Company's Quarterly
                       Report  on  Form  10-Q  for  the  fiscal  quarter  ended
                       March 31, 1997)
          *5.1     -   Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as
                       to the validity of the Securities being registered
          12.1     -   Statement of computation  of ratios of  earnings to fixed
                       charges
         *23.1     -   Consent  of Gibson,  Dunn & Crutcher  LLP, Dallas,  Texas
                       (See Exhibit 5.1)
          23.2     -   Consent of Ernst & Young   LLP,   Fort   Worth,   Texas
          23.3     -   Consent  of Whittington, McLemore,  Land,  Davis & White,
                       P.C., Rome, Georgia
          24.1     -   Powers  of Attorney  (See   signature   page  of   this
                       Registration   Statement)
         *25.1     -   Statement  of eligibility of trustee on Form T-1
-----------

   *     To be filed by amendment.